Exhibit 10.1

2012 Genworth Financial, Inc. Omnibus Incentive Plan

Performance Stock Unit Award Agreement

Dear [Participant Name]:

You have been selected to receive an Award under the 2012 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”), on the terms and conditions set forth below. This Award Agreement and the Plan together govern your rights under this Award and set forth all of the conditions and limitations affecting such rights. Unless the context otherwise requires, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

1.	Grant of Performance Stock Units. You are hereby granted performance stock units (“Units”), representing the right to earn, on a one-for-one basis, Shares of the Company’s Class A common stock (“Shares”), all in accordance with the terms of this Award Agreement, the Plan, and any rules and procedures adopted by the Committee. The Units represent the right to earn from 0% to [ ]% of the Target Award, based on (i) your continued future employment, and (ii) the Company’s level of achievement of the Performance Goals during the Performance Period, in accordance with the terms of this Award Agreement.

a.	Grant Date. The Grant Date of your Units is [DATE].

b.	Target Award. The Target Award of Shares subject to this Award is [ ].

c.	Performance Goals. The Performance Goals are described on Exhibit A.

d.	Performance Period. The Performance Period is the period beginning [DATE] and ending [DATE].

2.	Agreement to Participate. You have been provided with this Agreement, and you have the opportunity to accept this agreement, by accessing and following the procedures set forth on the stock plan administrator’s website. The Plan is available for your reference on the stock plan administrator’s website. You may also request a copy of the Plan at any time by contacting Human Resources at the address or telephone number set forth below in Section 11(a). By agreeing to participate, you acknowledge that you have reviewed the Plan and this Award Agreement, and you fully understand all of your rights under the Plan and this Award Agreement, the Company’s remedies if you violate the terms of this Award Agreement, and all of the terms and conditions which may limit your eligibility to retain and receive the Units and/or Shares issued pursuant to the Plan and this Award Agreement.

If you do not wish to accept the Units and participate in the Plan and be subject to the provisions of the Plan and this Award Agreement, please contact the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or at (804) 281-6000, within thirty (30) days of receipt of this Award Agreement. If you do not respond within thirty (30) days of receipt of this Award Agreement, the Award Agreement is deemed accepted. If you choose to participate in the Plan, you agree to abide by all of the governing terms and provisions of the Plan and this Award Agreement

3.	Earning and Vesting of Units. The Units shall not provide you with any rights or interests therein until the Units have been earned and vested. Not later than March 15 following the end of the Performance Period (the “Vesting Date”), the Committee shall determine and certify the level of achievement of the Performance Goals, and determine the number of Units earned and vested (“Confirmed Units”). Any Units that fail to vest in accordance with the terms of this Award Agreement will be forfeited and reconveyed to the Company without further consideration or any act or action by you.

4.	Conversion to Shares. The Confirmed Units shall automatically convert to Shares on the Vesting Date (the “Conversion Date”). These Shares will be registered on the books of the Company in your name as of the Conversion Date, and the Company shall deliver to you a certificate or certificates, or evidence of book entry, with respect to such Shares.

If for any reason the Committee is unable to certify the level of achievement of the Performance Goals by March 15 following the end of the Performance Period, then the Vesting Date shall be March 15 following the end of the Performance Period, but the determination of the number of Confirmed Units and the Conversion Date shall be delayed, in the discretion of the Committee, for such period as may be required for the Committee to certify the level of achievement of the Performance Goals, but in no event shall the Conversion Date extend beyond [DATE].

5.	Treatment of Units Upon Termination of Employment. The Units shall be immediately and automatically cancelled upon termination of your service with the Company and its Affiliates prior to the Vesting Date, for any reason other than your death, Total Disability or Retirement on or after the first anniversary of the grant date. If your service with the Company and its Affiliates terminates prior to the Vesting Date as a result of your death, Total Disability or Retirement on or after the first anniversary of the grant date, then the Award shall fully vest as of your termination date, and you (or your estate, in the event of your death) shall receive a pro rata payout on the regular Conversion Date, determined by multiplying the Confirmed Shares that otherwise would have paid out based on actual performance for the entire Performance Period, multiplied by a fraction, the numerator of which is the number of full months elapsed from [DATE] until the date of your termination, and the denominator of which is [ ].

For purposes of this Award Agreement, the following terms shall have the following meanings:

“Retirement” shall mean your voluntary resignation on or after you have attained age sixty (60) and accumulated five (5) or more years of combined and continuous service with the Company.

“Total Disability” shall mean a permanent disability that would make you eligible for benefits under the long-term disability program maintained by the Company or any of its Affiliates (without regard to any time period during which the disabling condition must exist) or in the absence of any such program, such meaning as the Committee shall determine.

6.	Change of Control. The Units shall fully vest as of the effective date of the Change of Control of the Company (Genworth Financial, Inc.); shall be deemed earned based on the target performance being attained for the Performance Period; shall be distributed or paid to you within thirty (30) days following the date of the Change of Control pro rata based on the portion of the performance period elapsed on the date of the Change of Control in cash, Shares (based on the value of the Shares as of the effective date of the Change of Control), other securities, or any combination, as determined by the Committee; and shall thereafter terminate; provided, however, that if, as of the effective date of a Change of Control, you have been designated as a participant under the Company’s 2014 Change of Control Plan, or any successor plans thereto, this Section 5 shall not apply and this Award shall instead be governed by the terms and conditions of such plan.

7.	Payment of Taxes. The Company or any of its Affiliates employing you has the authority and the right to deduct or withhold, or require you to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including your FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or payment of this Award. With respect to such withholding, the employer may satisfy the tax withholding requirement by withholding Shares having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined as nearly equal as possible to the total minimum statutory tax required to be withheld. The obligations of the Company under this Award Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to you.

8.

Nontransferability. This Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of the

Award is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon this Award, your right to receive any payment pursuant to the terms of this Award shall be immediately and automatically be forfeited, and this Award Agreement shall be null and void.

9.	Administration. This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you.

10.	Limitation of Rights. The Units do not confer to you or your beneficiary, executors or administrators any rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with the Units. This Award Agreement shall not confer upon you any right to continuation of employment by the Company or any of its Affiliates, nor shall this Award Agreement interfere in any way with the Company’s or any of its Affiliate’s right to terminate your employment at any time.

11.	Plan; Prospectus and Related Documents; Electronic Delivery.

a.	A copy of the Plan will be furnished upon written or oral request made to the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or telephone (804) 281-6000.

b.	As required by applicable securities laws, the Company is delivering to you a prospectus in connection with this Award, which delivery is being made electronically. A paper copy of the prospectus may also be obtained without charge by contacting the Human Resources Department at the address or telephone number listed above. By accepting this Award Agreement, you shall be deemed to have consented to receive the prospectus electronically.

c.	The Company will deliver to you electronically a copy of the Company’s Annual Report to Stockholders for each fiscal year, as well as copies of all other reports, proxy statements and other communications distributed to the Company’s stockholders. You will be provided notice regarding the availability of each of these documents, and such documents may be accessed by going to the Company’s website at www.genworth.com and clicking on “Investors” and then “SEC Filings & Financial Reports” (or, if the Company changes its web site, by accessing such other web site address(es) containing investor information to which the Company may direct you in the future) and will be deemed delivered to you upon posting or filing by the Company. Upon written or oral request, paper copies of these documents (other than certain exhibits) may also be obtained by contacting the Company’s Human Resources Department at the address or telephone number listed above or by contacting the Investor Relations Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or telephone (804) 281-6000.

d.	By accepting this Award, you agree and consent, to the fullest extent permitted by law, in lieu of receiving documents in paper format to accept electronic delivery of any documents that the Company may be required to deliver in connection with this Award and any other Awards granted to you under the Plan. Electronic delivery of a document may be via a Company e-mail or by reference to a location on a Company intranet or internet site to which you have access.

12.	Amendment, Modification, Suspension, and Termination. Subject to the terms of the Plan, this Agreement may be modified or amended by the Committee; provided that no such amendment shall materially and adversely affect your rights hereunder without your consent. Notwithstanding the foregoing, you hereby expressly agree to any amendment to the Plan and this Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.

13.

Applicable Law. The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law. For purposes of litigating any dispute that arises under this grant or the Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Virginia, and agree that such litigation shall be conducted in the courts of Richmond, Virginia or the federal courts for the United States for the Eastern District of Virginia, where this Award is made and/or to be performed.

14.	Entire Agreement; Plan Controls. This Award Agreement, the Plan, and the rules and procedures adopted by the Committee contain all of the provisions applicable to the Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

15.	Compensation Recoupment Policy. This Award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to you and to Awards of this type.

16.	Successors. This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Award Agreement and the Plan.

PLEASE REFER ANY QUESTIONS YOU MAY HAVE REGARDING YOUR PERFORMANCE STOCK UNIT AWARD TO THE EXECUTIVE VICE PRESIDENT OF HUMAN RESOURCES.

Exhibit A

Performance Stock Unit Award

Performance Measure and Goals

The Units will be earned, in whole or in part, based on the Company’s achievement of [    ] (as defined below) during the Performance Period, as follows:

Performance Measure	Weight (% of Target)	Threshold ([ ]% Payout)	Target (100% Payout)	Maximum ([ ]% Payout)

Total:	100%

•	Payout for performance between points is interpolated on a straight-line basis.

•	No payout shall be earned for performance below threshold levels

•	Notwithstanding the level of achievement of the above Performance Goals, the Committee may exercise negative discretion to pay out a lesser amount, or no amount at all, under the Performance Stock Unit Award based on such considerations as the Committee deems appropriate.